                                                                       EXHIBIT 5


                               [H3GM LETTERHEAD]


                                January 30, 2001


Central Parking Corporation
2401 21st Avenue South, Suite 200
Nashville, Tennessee 37212

Ladies and Gentlemen:

We have acted as legal counsel to Central Parking Corporation, (the "Company") in connection with the preparation of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Registration Statement"), relating to up to 7,381,618 shares of the Company's common stock, par value $.01 per share (the "Shares"), to be sold by certain shareholders of the Company (the "Selling Shareholders").

We have examined and are familiar with the Amended and Restated Charter and the Bylaws of the Company, and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

Based on the foregoing it is our opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Shares, and the reference to this firm under the heading "Legal Matters" in the Prospectus.

Very truly yours,

Harwell Howard Hyne
Gabbert & Manner, P.C.

/s/ Harwell Howard Hyne
Gabbert & Manner, P.C.